Exhibit 3.10

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

of

DIV HOLDING LLC

Dated as of April 28, 2005

Amended and Restated Limited Liability Company Operating Agreement

of

DIV HOLDING LLC

This Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Act”), is entered into and shall be effective as of April 28, 2005, by and among The Veritas Capital Fund II, L.P. (“Veritas”), those employees and non-employee directors of DynCorp International Inc. (f/k/a DI Acquisition Corp.), a Delaware corporation (“DI Corp.”), and/or the Subsidiaries of DI Corp. (DI Corp., together with its Subsidiaries being hereinafter collectively referred to as the “DI Group”) listed on the signature page of this Agreement or who may hereafter be admitted as Additional Members (collectively, the “DI Members”), and the other Persons listed as Members on the signature page of this Agreement (each a “Member” and, collectively with Veritas and the DI Members, the “Members”).

WHEREAS, pursuant to the Limited Liability Company Operating Agreement of DIV Holding LLC, dated as of February 11, 2005 (the “Existing Operating Agreement”), among Veritas and the other Persons listed as Class A Members named therein (collectively, the “Original Members”), the Company was originally formed; and

WHEREAS, the Original Members desire to amend and restate the Existing Operating Agreement in its entirety upon the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the Original Members hereby agree that the Existing Operating Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” is defined in the Preamble.

“Additional Members” means those Persons admitted as Additional Class A Members or Additional Class B Members of the Company pursuant to Section 3.3.

“Additional Class A Members” means those Persons admitted as Class A Members of the Company pursuant to Section 3.3.

“Additional Class B Members” means those Persons admitted as Class B Members of the Company pursuant to Section 3.3.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as originally executed and as amended from time to time, as the context requires. Words such as “herein”, “hereinafter”, “hereto”, “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Available Cash” means the gross cash proceeds of the Company from all sources less all amounts used to pay or establish reserves for all Company expenses, all as determined by the Manager. “Available Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Bankruptcy” means, with respect to a Person, the occurrence of any of the following events: (a) the filing by that Person of a petition commencing a voluntary case in bankruptcy under applicable bankruptcy laws; (b) entry against that Person of an order for relief under applicable bankruptcy laws; (c) written admission by that Person of its inability to pay its debts as they mature, or an assignment by that Person for the benefit of creditors; or (d) appointment of a receiver for the property or affairs of that Person.

“Business Day” means each day of the calendar year other than days on which banks are required or authorized to close in the State of Delaware.

“Capital Account” means the account maintained for a Member determined in accordance with Article III.

“Capital Contribution” means the amount of capital to be contributed by the Members to the Company as set forth on Schedule A or Schedule B, as the case may be, as it may be modified or supplemented from time to time pursuant to Sections 3.3, 3.5 and 3.6.

“Certificate of Formation” means the document filed with the Secretary of State of Delaware and through which the Company is formed and any duly authorized, executed and filed amendments or restatements thereof.

“Change of Control” is defined in Section 4.2(b).

“Class A Member” means a Member identified on Schedule A at the time of reference.

“Class A Membership Interest” means each Class A Membership Interest described in Section 3.1.

“Class A Percentage Interest” means, with respect to any Class A Member, the Percentage Interest held by such Class A Member in its capacity as a Class A Member, as set forth opposite such Class A Member’s name on Schedule A, as it may be modified or supplemented from time to time pursuant to Section 3.6 of this Agreement.

“Class B Member” means a Member identified on Schedule B at the time of reference.

“Class B Membership Interest” means each Class B Membership Interest described in Section 3.1.

“Class B Percentage Interest” means, with respect to any Class B Member, the Percentage Interest held by such Class B Member in its capacity as a Class B Member, as set forth opposite such Class B Member’s name on Schedule B, as it may be modified or supplemented from time to time in accordance with Sections 3.3 and 4.2(d).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the Preamble.

“DI Corp.” is defined in the Preamble.

“DI Group” is defined in the Preamble.

“DI Shares” means shares of common stock, par value $0.01 per share, of DI Corp.

“Distribution” means a transfer of property to a Member on account of a Membership Interest as described in Article IV.

“Fair Market Value” means as of any determination date, (a) with respect to common stock (or equivalent equity interests), including the DI Shares, an amount per share equal to (i) the last sale price of shares of such common stock (or equivalent equity interests), regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such shares of common stock (or equivalent equity interests) are then listed or admitted to trading, or (ii) if such common stock (or equivalent equity interests) are not then listed or admitted to trading on any national securities exchange, the last sale price of such shares of common stock (or equivalent equity interests), regular way, on such date, or, if no such sale takes place on such date, the average of the reported closing bid and asked prices thereof on such date, as quoted in the Nasdaq National Market or the Nasdaq SmallCap Market or as published by the National Quotation Bureau, Incorporated or any similar organization, or if no prices for shares of common stock (or equivalent equity interests) are then quoted in the Nasdaq National Market or the Nasdaq SmallCap Market or published by the National Quotation Bureau, Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Manager and the Requisite Non-Affiliate Members, or (iii) if no shares of common stock are then listed or admitted to trading on any national securities exchange or quoted or published in the over-the-counter market, the Fair Value thereof; and (b) with respect to any other securities or property, the Fair Value thereof. The actual price at which shares of common stock (or equivalent equity interests) are sold to the public pursuant to a registration statement filed under the Securities Act shall be deemed to be the Fair Market Value thereof.

“Fair Value” shall mean with respect to any securities or other property, the fair value thereof as of the date on which the determination is to be made, based upon the value of the consideration that is or would be paid for such securities or other property in an arm’s length sale in which neither the purchaser nor seller is under a compulsion to purchase or sell, (a) as reasonably determined by the Manager, followed by written notice of such determination and the basis thereof to the Class A Members within twenty (20) Business Days of the date as of which such determination was made, or (b) if any Class A Member objects in writing to the Manager’s determination within twenty (20) Business Days of receipt of such notice, as determined by an independent investment banking, accounting or financial consulting firm selected and retained by the Manager, subject to the prior written approval of the objecting Class A Member, which approval shall not be unreasonably withheld or delayed. The Company shall be responsible for the fees and expenses of any such investment banking, accounting or financial consulting firm.

“Fiscal Year” means the fiscal year of the Company, as determined by the Manager.

“Invested Capital” means the aggregate amount of the Capital Contributions made by a Class A Member.

“Invested Capital Contribution Date” means the date any Class A Member made a contribution of Invested Capital.

“Issuance Adjustment Amount” means with respect to any Class A Member, as of any Issuance Date, such Member’s Class A Percentage Interest immediately prior to such Issuance Date multiplied by the difference between (i) the Fair Market Value of the Company on such Issuance Date and (ii) the Fair Market Value of the Company on the immediately preceding Issuance Date plus all Capital Contributions since such Issuance Date, less all amounts distributed to the Members after such immediately preceding Issuance Date, provided that, with respect to the first Issuance Date, the Fair Market Value of the Company on the immediately preceding Issuance Date shall equal the Members’ aggregate Invested Capital on the date the initial Capital Contributions were made. If additional Class A Membership Interests are issued on more than one date, a Member’s Issuance Adjustment Amount shall be aggregated to reflect such Member’s Issuance Adjustment Amounts from each Issuance Date.

“Issuance Date” means each date as of which an Additional Class A Member is admitted or an additional Capital Contribution is made pursuant to Section 3.3.

“Manager” means the Member that will have the authority and powers set forth in Article VII.

“Marketable Securities” means any capital stock, bonds, notes, debentures, trust receipts, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants or options that (a) are of a class listed or quoted for trading on one or more national securities exchanges or on the Nasdaq National Market or the Nasdaq SmallCap Market (or successors thereto) on such date and (b) either (i) have been registered under the Securities Act for issuance to the Members or (ii) are subject to registration rights reasonably satisfactory to the Class A Members.

“Member” means each Person who is a Class A Member or a Class B Member.

“Membership Interest” means the rights of a Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

“Net Profits” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss; and

(b) any expenditures of the Company described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss.

“Percentage Interest” means, with respect to any Member, the total percentage interest set forth opposite each Member’s name on Schedule A or Schedule B, as the case may be, as such percentage interest may be modified or supplemented from time to time pursuant to Section 3.6 of this Agreement.

“Permitted Transferee” is defined in Section 8.1.

“Person” means an individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

“Piggyback Registration” has the meaning given such term in the Registration Rights Agreement.

“Priority Return” means a sum sufficient to result in a pre-tax 8% per annum internal rate of return (compounded annually) on the Unreturned Invested Capital of the Class A Members. Such rate of return shall be calculated commencing from the Invested Capital Contribution Date.

“Proceeding” means any administrative, judicial, or adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

“Reduction Percentage” is defined in Section 4.2(a).

“Registrable Securities” has the meaning given such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into among the Company, the Class A Members and DI Corp., in the form attached as Exhibit A.

“Regulations” means, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

“Return” means, as to any Member, a per annum internal rate of return (compounded annually) on such Unreturned Invested Capital calculated commencing from the Invested Capital Contribution Date applicable to such Member.

“Rule 144” is defined in Section 5.2(i).

“Sale Transaction” is defined in Section 8.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Termination Date” is defined in Section 4.2(a).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge or otherwise dispose of and shall include any transfer by will, gift or intestate succession.

“VCDI” means VCDI Holding LLC, a Delaware limited liability company.

“Veritas” is defined in the Preamble.

“Unreturned Issuance Adjustment Amount” means, with respect to each Class A Member, such Class A Member’s positive Issuance Adjustment Amount, less all distributions with respect to such Issuance Adjustment Amount pursuant to Section 4.4(d), provided that in no event shall a Member’s Unreturned Issuance Adjustment Amount be less than zero.

“Unreturned Invested Capital” means, with respect to any Class A Member, such Class A Member’s Invested Capital less all distributions made with respect to such Member’s Unreturned Invested Capital pursuant to Section 4.4(a).

ARTICLE II

FORMATION

This Limited Liability Company Operating Agreement of DIV Holding LLC is entered into and shall be effective as of the date first above written by and among the Members set forth on the signature pages hereof, pursuant to the provisions of the Act, on the following terms and conditions:

2.1 Organization. The Members hereby organize the Company as a Delaware limited liability company pursuant to the provisions of the Act.

2.2 Name. The name of the Company is “DIV Holding LLC”. All business conducted in the State of Delaware shall be conducted under such name. All business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

2.3 Term. The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement on December 31, 2025, unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.4 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State of Delaware. The Company may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Company shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

2.5 Principal Office. The principal office of the Company shall be located c/o Veritas at 660 Madison Avenue, New York, New York 10021, or at such other place as may be determined by Veritas. The Company may also have such other offices as Veritas may determine.

2.6 Purpose and Limitation on Activities.

(a) The purpose of the Company is to hold, directly or indirectly, the DI Shares, to exercise all of the rights of a holder of the DI Shares and to take any actions reasonably related to the foregoing.

(b) The Company (i) has not engaged and shall not engage in any business or activities other than the business and activities set forth in Section 2.6(a), (ii) does not have and shall not have any employees, and (iii) has not incurred and shall not incur any liabilities other than liabilities reasonably related to the performance of the Company’s obligations under this Agreement and the operation of the Company.

(c) The Company, in its capacity as the sole or controlling stockholder DI Corp, shall not permit DI Corp to issue, at any time, any additional DI Shares for consideration less than the Fair Market Value of such DI Shares at the date of issuance.

2.7 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Manager shall make all filings and disclosures required by, and shall otherwise cause the Company to comply with, all such laws. The Manager, as authorized person within the meaning of the Act, shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.

2.8 Preservation of Status as Limited Liability Company. The Manager shall use its reasonable commercial efforts to cause the Company: (i) to maintain its existence as a legal entity separate from the Members and any other Person; (ii) to not commingle its assets with assets of any other Person and to hold all of its assets in its own name; (iii) to conduct its business and own its properties in its own name and comply in all material respects with organizational formalities to maintain its separate existence; (iv) to correct any known misunderstanding regarding its separate identity; and (v) to observe in all material respects the formalities required of a limited liability company under Delaware law.

2.9 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be deemed personal property for all purposes. The Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

2.10 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

ARTICLE III

CLASSES OF MEMBERSHIP, CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1 Two Classes of Membership Interest. The Company shall have two classes of Membership Interests, Class A Membership Interests and Class B Membership Interests. Each of the Class A Membership Interests and Class B Membership Interests shall have identical rights, obligations and privileges, except as otherwise provided in this Agreement.

3.2 Contributions. The names, addresses, Capital Contributions and Class A Percentage Interests of the Class A Members are set forth on Schedule A. The names, addresses, Capital Contributions and Class B Percentage Interests of the Class B Members are set forth on Schedule B.

3.3 Additional Members. Following formation, the Company may admit one or more Additional Class A Members or Additional Class B Members from time to time by an amendment to this Agreement approved in writing by Veritas and the Additional Members in accordance with this Agreement, and no other consent or approval of any other Members shall be required in connection therewith. The Capital Contributions shall be determined by the Manager; provided, however, that no Person shall be admitted as an Additional Class A Member or allocated a Class A Membership Interest except upon the payment of a Capital Contribution in the form of cash or securities or other property. Upon the admission to the Company of any Additional Members who are allocated Membership Interests in accordance with this Section 3.3, the Membership Interests of the other Members in the class of Membership Interests to which the Additional Member is added shall be reduced accordingly on a pro rata basis in accordance with Section 3.6 ; provided, however, that in the event of the admission of Additional Class B Members, the Class B Membership Interests shall be reduced on a pro rata basis only if, at the time of such admission, the aggregate Class B Percentage Interests would exceed 7.5%. Schedule A and Schedule B shall be amended from time to time in accordance with the provisions of this Section 3.3 and Section 3.6 effective as of the effective date of the admission of an Additional Member to the Company. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement. In no event shall the aggregate Class B Percentage Interests exceed 7.5%.

3.4 Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts for each Member. Each Member’s Capital Account shall be credited with (i) the amount of any money actually contributed by the Member to the capital of the Company, (ii) the Fair Market Value of any property actually contributed by the Member (net of liabilities assumed by the Company or subject to which the Company takes such property), and (iii) the Member’s share of Net Profits (or items of income or gain). Each Member’s Capital Account shall be decreased by (i) the amount of any money actually distributed to the Member from the capital of the Company, (ii) the Fair Market Value of any property actually distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property), and (iii) the Member’s share of Net Loss (or items of loss, expense or deduction).

In the event any Member Transfers any Membership Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto.

3.5 Additional Capital Contributions. Other than contributions by Additional Members, no Member shall be required to make any Capital Contributions to the Company in excess of the amounts set forth in Schedule A. Subject to Section 3.6, Veritas and/or its Transferees or designees may make additional Capital Contributions to the Company without the consent or approval of any other Member. No other Member may make an additional Capital Contribution without the prior written consent of Veritas, and any additional Capital Contribution shall be in the form of cash or securities or other property. At such time as any Member makes an additional Capital Contribution to the Company, the Membership Interests of the other Members shall be reduced accordingly on a pro rata basis in accordance with Section3.6.

3.6 Adjustments to Class A Percentage Interests. Upon the admission of Additional Class A Members in accordance with Section 3.3 or the making of an additional Capital Contribution by a Class A Member in accordance with Section 3.5, each Class A Member’s Class A Percentage Interest shall be adjusted, so that the Class A Percentage Interest of such Class A Member equals (i) the aggregate Class A Percentage Interests multiplied by (ii) (A) the sum of such Class A Member’s Unreturned Invested Capital and the Issuance Adjustment Amount, if any, divided by (B) the aggregate Unreturned Invested Capital and Issuance Adjustment Amount of all of the Class A Members. Upon the issuance of additional Class B Membership Interests or a reallocation of a Class B Member’s Percentage Interest to the Class A Members in accordance with Section 4.2(d), each Class A Member’s Class A Percentage Interest shall be adjusted, so that the Class A Percentage Interest of such Class A Member equals (i) the difference between 100% and the aggregate Class B Percentage Interests outstanding immediately following such issuance of additional Class B Membership Interests or such reallocation of a Class B Member’s Percentage Interest multiplied by (ii) such Member’s Class A Percentage Interest immediately prior to such issuance or reallocation. Schedule A shall be amended from time to time in accordance with the foregoing provisions of this Section 3.6. No later than fifteen (15) Business Days following the Issuance Date, the Manager shall provide all of the Class A Members with written notice of any adjustment to the Class A Percentage Interests pursuant to this Section 3.6, together with a detailed statement of the basis on which such an adjustment was made, including any determination of the Fair Market Value of the Company as of any Issuance Date or of the Fair Market Value of any securities or property contributed to the Company as an additional Capital Contribution under Section 3.5.

3.7 Other Matters.

(a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of his, her or its Capital Contributions or withdraw from the Company. No Member shall have the right to withdraw any part of his, her or its Capital Contributions from the Company prior to its liquidation and termination, unless such withdrawal is permitted under this Agreement.

(b) No Member shall receive any interest, salary, or drawing with respect to his, her or its Capital Contributions or his, her or its Capital Account or for services rendered on behalf of the Company or otherwise in his, her or its capacity as a Member.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation of Net Profits and Net Loss of the Company. Net Profits and Net Loss of the Company in each Fiscal Year shall be allocated to the Members as follows:

(a) Net Profits. Net Profits shall be allocated among the Members as follows:

(i) first to offset any Net Loss allocated to a Member,

(ii) next to the Class A Members pro rata in accordance with their respective Class A Percentage Interests in an amount equal to their Priority Return not previously offset by allocations pursuant to this Section 4.1(a)(ii),

(iii) next to the Class B Members pro rata in accordance with their respective Class B Percentage Interests until the Class B Members have been allocated, pursuant to this Section 4.1(a)(iii) an amount equal to the product of (A) the aggregate Class B Percentage Interests and (B) the sum of the aggregate amount of the Priority Return allocated under Section 4.1(a)(ii) plus the aggregate amount allocated pursuant to this Section 4.1(a)(iii),

(iv) next to the Class A Members and the Class B Members in accordance with the amounts distributable to them under Section 4.4(d) to the extent such amount has not been previously offset by allocations pursuant to this Section 4.1(a)(iv), and

(v) thereafter among the Members pro rata in accordance with their respective Percentage Interests.

(b) Net Loss. Net Loss shall be allocated in proportion to the Members’ positive Capital Account balances; provided, however, that Net Loss shall first be allocated to the extent any Member has received Net Income allocations pursuant to Section 4.1(a)(ii) in excess of such Member’s Priority Return as adjusted pursuant to Section 4.7, to such Members pro rata in accordance with such excess until each such Member has been allocated Net Loss equal to such excess.

4.2 Reduction of Class B Percentage Interests. (a) Subject to Section 4.2(b), in the event that prior to February 11, 2010 or the fifth anniversary of the date the subject Class B Member became a full-time employee or non-employee director of the DI Group, as the case may be (the “Employment/Directorship Date”), whichever is later, the employment of a Class B Member by the DI Group on a full time basis terminates for any reason or a Class B Member’s directorship with the DI Group terminates for any reason, then as of the date of such termination of employment or termination of directorship, as the case may be (the “Termination Date”), the Class B Percentage Interest of such Class B Member shall be reduced by the following percentage (the “Reduction Percentage”):

Termination Date	Reduction Percentage
Prior to February 11, 2006 or the first anniversary of the Employment/Directorship Date, whichever is later	100%

After February 11, 2006 or the first anniversary of the Employment/Directorship Date, whichever is later, but prior to February 11, 2007 or the second anniversary of the Employment/Directorship Date, whichever is later	80%

After February 11, 2007 or the second anniversary of the Employment/Directorship Date, whichever is later, but prior to February 11, 2008 or the third anniversary of the Employment/Directorship Date, whichever is later	60%

After February 11, 2008 or the third anniversary of the Employment/Directorship Date, whichever is later, but prior to February 11, 2009 or the fourth anniversary of the Employment/Directorship Date, whichever is later	40%

After February 11, 2009 or the fourth anniversary of the Employment/Directorship Date, whichever is later, but prior to February 11, 2010 or the fifth anniversary of the Employment/Directorship Date, whichever is later	20%

After February 11, 2010 or the fifth anniversary of the Employment/Directorship Date, whichever is later	0%

By way of example, if a Class B Member whose Employment/Directorship Date was prior to February 11, 2005 were to terminate his employment with the DI Group on December 31, 2008, his Class B Percentage Interest would be reduced by 40%.

(b) Upon a Change of Control, the Reduction Percentage shall be 0%. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) the Company ceases to be the record or beneficial owner (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of a majority in the aggregate of the total voting power of all classes of capital stock of DI Corp. then outstanding and normally entitled to vote on the election of directors; or

(ii) the sale of all or substantially all of the assets of the DI Group to a third party not Affiliated with Veritas.

(c) In the event that the employment duties of a Class B Member (or the Transferor of such Class B Member) to the DI Group are changed, the Class B Percentage Interest of such Class B Member may be increased or decreased by an amount determined in the reasonable discretion of the Manager, subject to the last sentence of Section 3.6.

(d) Upon a reduction in the Class B Percentage Interest of a Class B Member in accordance with Section 4.2(a), Schedule B shall be amended to reflect such reduction, and the portion of such Class B Member’s Class B Percentage Interest which is so reduced shall be allocated to the Class A Members in proportion to their respective Class A Percentage Interests. In the event of such a reduction, such Class B Member shall be entitled to no payment whatsoever as compensation for such reduction in his or her Class B Percentage Interest.

4.3 Available Cash. Any distributions of Available Cash shall be made as soon as practicable following the receipt thereof by the Company.

4.4 Distributions. Available Cash shall be distributed to the Members as follows:

(a) first, to the Class A Members in proportion to their Unreturned Invested Capital until such time as they have received cumulative distributions under this Section 4.4(a) equal to all of their Invested Capital;

(b) second, subject to Section 4.7, to the Class A Members in proportion to their unpaid Priority Returns until such time as they have received cumulative distributions under this Section 4.4(b) equal to their Priority Return;

(c) third, to the Class B Members pro rata in accordance with their respective Class B Percentage Interests until such time as they have received pursuant to this Section 4.4(c) an amount equal to the product of (i) the aggregate Class B Percentage Interests and (ii) the sum of the aggregate amount distributed to the Class A Members under Section 4.4(b) plus the aggregate amount distributed to the Class B Members pursuant to this Section 4.4(c);

(d) fourth, to the Class A Members as a group, to the extent of their aggregate Percentage Interests pro rata in accordance with their Unreturned Issuance Adjustment Amount and to the Class B Members as a group, to the extent of their aggregate Percentage Interests in accordance with their respective Class B Percentage Interests until each Class A Member’s Unreturned Issuance Adjustment Amount equals zero; and

(e) thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

4.5 Distributions Other Than Cash. The Company may, in the sole discretion of the Manager, make distributions of marketable securities or other property other than cash. Upon a distribution of marketable securities or other property other than cash, such marketable securities or other in kind property shall be deemed to have been sold at their Fair Market Value on the date of such distribution and the proceeds of such sale shall be deemed to have been distributed to the Members for all purposes of this Agreement.

4.6 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 4.6 for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.

4.7 Priority Return Adjustment. If, upon the admission of Additional Class A Members in accordance with Section 3.3 or the making of an additional Capital Contribution by a Class A Member, the Fair Market Value of the Company at such time is less than the aggregate Unreturned Invested Capital plus any accrued Priority Returns, then the Manager in its reasonable discretion may amend this Agreement to (a) reduce in whole or in part the Priority Return accrued prior to the Issuance Date and to reduce the Priority Return after such date so that the Priority Return relates only to the Class A Member’s Unreturned Invested Capital less the Issuance Adjustment Amount, (b) provide for Priority Returns with respect to the additional Capital Contributions as it may reasonably determine and (c) make such other changes which are necessary and appropriate to implement clauses (a) and (b); provided, however, that, without the prior written consent of VCDI, if the Class A Member being admitted or making an additional Capital Contribution is Veritas or an Affiliate of Veritas, the Manager shall not have the right to amend this Agreement (i) to reduce the Priority Return after such date so that the Priority Return relates only to the Class A Member’s Unreturned Invested Capital less the Issuance Adjustment Amount or to provide for priority returns with respect to such additional Capital Contributions if, as a result of any such actions pursuant to this clause (i) Veritas or such Affiliate of Veritas will receive a Return on its additional Capital Contribution that exceeds the Return that any other Class A Member will be entitled to receive under this Agreement on its Unreturned Invested Capital, assuming that such Class Member had contributed its Unreturned Invested Capital on the Invested Capital Contribution Date on which Veritas or such Affiliate of Veritas made its additional Capital Contribution and in the same amount as such additional Capital Contribution, or (ii) to reduce in whole or in part the Priority Return accrued prior to the Issuance Date.

ARTICLE V

RIGHTS AND DUTIES OF MEMBERS

5.1 Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

5.2 Representations and Warranties. As of the date of this Agreement, each of the Members hereby represents and warrants to each of the other Members and the Company as follows:

(a) The Membership Interest being acquired by such Member is being purchased for such Member’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or any applicable state securities laws. Such Member understands that his, her or its Membership Interest has not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part by the representations and warranties of such Member contained herein. No other Person has any right with respect to or interest in the Membership Interest acquired by such Member, nor has such Member agreed to give any Person any such interest or right in the future.

(b) Such Member has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out his, her or its obligations under, this Agreement. The execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Member.

(c) This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation enforceable against such Member in accordance with its terms.

(d) Such Member is not subject to, or obligated under, any provision of (i) any agreement, contract, arrangement or understanding, (ii) any license, franchise or permit, or (iii) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance or other lien on any of such Member’s assets would be created, by such Member’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(e) No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court or other governmental authority or any other third party is necessary on such Member’s part for the consummation of the transactions contemplated by this Agreement that has not previously been obtained by such Member.

(f) No Person has or will have, as a result of any act or omission by such Member, any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with any of the transactions contemplated by this Agreement.

(g) Neither such Member nor any of its Affiliates (other than certain Affiliates of Carlisle Ventures, Inc., a member of VCDI) is, nor will the Company as a result of such Member Holding an interest in the Company be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h) Such Member is acquiring his, her or its Membership Interest based upon his, her or its own investigation, and the exercise by such Member of his, her or its rights and the performance of his, her or its obligations under this Agreement will be based upon his, her or its own investigation, analysis and expertise. Such Member has knowledge and experience in financial and business matters such that such Member is capable of evaluating the merits and risks of the investment contemplated by this Agreement and such Member is able to bear the economic risk of his, her or its investment in the Company (including a complete loss of his, her or its investment). During negotiation of the transactions contemplated herein, such Member has been afforded full and free access to books, financial statements, records, contracts, documents and other information concerning the Company and the DI Group and has been afforded the opportunity to ask questions concerning the business, operations, financial condition, assets and liabilities of the Company and the DI Group and other relevant matters as such Member has deemed necessary or desirable and has been provided with all such information as has been requested.

(i) Such Member recognizes that no public market exists for the Membership Interest acquired hereunder, and no representation has been made to such Member that any such public market will exist in the future. Such Member understands that he, she or it must bear the economic risk of such Member’s investment in the Company indefinitely unless such Member’s Membership Interest is registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Membership Interest is registered or qualified under applicable state securities laws or an exemption from such registration or qualification is available, and that the Company has no obligation or intention of so registering or qualifying such Membership Interest. Such Member understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow such Member to dispose of or otherwise Transfer any or all of such Member’s Membership Interest, in the amounts or at the times any such Member might desire. Such Member understands that at the present time Rule 144 (other than Rule 144(k) promulgated under the Securities Act by the Securities and Exchange Commission (“Rule 144”)) is not applicable to the sale of any or all of such Member’s Membership Interest because such Membership Interest is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, and the information concerning the Company specified in Rule 144 is not publicly available. Such Member acknowledges that the Company is not presently under any obligation to register the Membership Interests under Section 12 of the Securities Exchange Act of 1934, as amended, or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

ARTICLE VI

INDEMNIFICATION OF MEMBERS

6.1 General. The Company, its receiver or its trustee (to the extent of the Company’s assets) shall indemnify, save harmless, and pay all judgments and claims against each Member or any officers or directors of such Member relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member, officer or director in connection with the business of the Company, including attorneys’ fees and expenses incurred by such Member, officer or director in connection with the defense of any action based on any such act or omission, which attorneys’ fees and expenses may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law.

6.2 Company Expenses. The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities reasonably incurred by any Member who for the benefit of the Company and consistent with its purpose, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company, which action shall have been consented to by the Manager, and who suffers any financial loss as the result of such action.

6.3 Limitations.

(a) Notwithstanding anything to the contrary in Sections 6.1 and 6.2 above, no Member shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

(b) Notwithstanding anything to the contrary in Sections 6.1, 6.2 and 6.3(a) above, in the event that any provision of such Sections is determined to be invalid in whole or in part, the remainder of such Sections shall be enforceable to the maximum extent permitted by law.

ARTICLE VII

MANAGEMENT

7.1 Management and Authority.

(a) The Manager. The Company shall be managed by Veritas (the “Manager”). The Manager shall have such rights, duties and powers as are specified in this Agreement and the Act.

(b) General Rights, Duties and Powers of the Manager. The Manager is the general manager and chief executive officer of the Company and, subject to Section 7.1(d), shall have complete and exclusive control over the management of the business of the Company.

(c) Specific Powers and Duties of the Manager. In addition to the general powers given to the Manager by law and by this Agreement, except as expressly limited by the provisions of this Agreement, the Manager shall have the power to enter into, make, sign, seal, deliver and perform all agreements, contracts, documents, instruments and other undertakings and to engage in all activities and transactions as may be necessary or desirable, in the sole discretion of the Manager, in order to carry out the purpose of the Company, all on behalf of the Company, including, without limitation, the following:

(i) to admit Additional Members, in accordance with Section 3.3;

(ii) to acquire, hold, sell, transfer, exchange, pledge and dispose of DI Shares, directly or indirectly, and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect thereto (including voting such stock);

(iii) to open, maintain and close bank accounts and draw checks or other orders for the payment of money;

(iv) to borrow or raise monies on behalf of the Company and/or the DI Group and to secure the payment or performance of obligations of the Company and/or the DI Group by mortgage, hypothecation, pledge or other security assignment of all or any part of the assets of the Company and/or the DI Group; and

(v) subject to Section 2.6, to otherwise hold, sell or deal in any manner with the assets of the Company and/or the DI Group for the benefit of the Company.

(d) Notwithstanding the preceding provisions of this Section 7.1 or any other provision of this Agreement, the Manager may not do any of the following:

(i) any act in contravention of this Agreement or the Company’s certificate of formation;

(ii) any act which would make it impossible to carry on the ordinary operations of the Company, except as otherwise provided in this Agreement;

(iii) cause or permit any action to be taken under this Agreement that adversely affects, or might reasonably be expected adversely to affect, the rights of any Class A Member in a manner different from or disproportionate to the other Class A Members;

(iv) engage, or permit its Affiliates to engage, in any transaction with the Company other than the transactions expressly contemplated by this Agreement; or

(v) designate, delegate or otherwise transfer any duties or obligations of the Manager to any other Person (other than an Affiliate of Veritas).

7.2 Manager’s Standard of Care. The Manager’s duty of care in the performance of its duties to the Company and the other Members is limited to the performance of such duties in good faith and with that degree of care that an ordinarily prudent Person in a like position would use under similar circumstances. In performing such duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case presented or prepared by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other Persons as to matters that the Manager believes to be within such Person’s professional or expert competence. Except in the case of gross negligence or willful misconduct, the Manager shall not be liable to the Company or any Member for damages for any act or omission taken or suffered by the Manager in connection with this Agreement or the conduct of the business of the Company.

7.3 Compensation of Manager.

(a) The Manager shall not receive any fees for its services in administering the Company.

(b) The Manager shall be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket costs and expenses incurred by it, in its reasonable discretion, for or on behalf of the Company.

ARTICLE VIII

DISPOSITION OF MEMBERSHIP INTERESTS; OTHER RIGHTS

8.1 Restrictions on Transfer. No Member, other than Veritas and its Affiliates, may directly or indirectly Transfer all or a portion of his, her or its Membership Interest except to a Permitted Transferee or as otherwise expressly provided in this Agreement, provided that any Transfer by Veritas or its Affiliates shall be subject to the terms of Section 8.2 below. Any purported Transfer in violation of this Agreement shall be null and void ab initio and the Company shall not recognize any such Transfer or accord to any purported transferee any rights as a Member of the Company. Each Class A Member shall have the right to Transfer any or all of the Class A Membership Interest owned by him, her or it, to a Permitted Transferee, provided that at the time of any such Transfer, each such Transferee agrees in writing (in form and substance satisfactory to the Company) to be bound by all of the provisions of this Agreement applicable to the Transferring Member so long as he, she or it continues to own any of the Class A Membership Interest so Transferred. As used herein, “Permitted Transferee” means (a) in the case of a Class A Member which is a natural Person, such individual Class A Member’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of such individual Class A Member’s spouse or issue and (b) in the case of a Class A Member which is not a natural Person, such Class A Member’s Affiliates.

8.2 Tag-Along Rights. In the event of a proposed Sale Transaction, neither Veritas nor any of its Affiliates shall Transfer any portion of its Membership Interest until the other Members have been given the opportunity, at their option, exercisable within 15 Business Days after the date of written notice by Veritas and/or such Affiliate of the proposed Sale Transaction, to sell to the proposed transferee at the same price and upon the same terms and conditions offered to Veritas and/or such Affiliate, up to that percentage of the Membership Interest held by the other Members as is equivalent to the percentage of the Membership Interest held by Veritas and/or such Affiliate that Veritas and/or such Affiliate proposes to Transfer. In order to be entitled to exercise their rights to sell their Membership Interests pursuant to this Section 8.2, the other Members must agree to make to the transferee substantially the same representations, warranties, covenants, indemnities and agreements as Veritas agrees to make in connection with the proposed Sale Transaction; provided, however, that no Member shall be obligated to indemnify the transferee for more than its pro rata share of any losses incurred by the transferee or in an amount that exceeds the aggregate purchase price received by such Member for the Membership Interests Transferred by such Member pursuant to this Section 8.2.

As used herein, “Sale Transaction” means the Transfer by Veritas and/or any of its Affiliates, in one transaction or a series of transactions (other than pursuant to a public offering under the Securities Act or pursuant to Rule 144), of all or any portion of its Membership Interests to one or more Persons or group of Persons (other than an Affiliate).

8.3 Drag-Along Rights. In the event of a proposed Sale Transaction pursuant to which Veritas and/or its Affiliates propose to Transfer all or substantially all of the Membership Interests held by Veritas and its Affiliates solely in exchange for cash and/or Marketable Securities (a “Qualifying Sale Transaction”) Veritas and/or its Affiliates may require that each other Member Transfer his, her or its Membership Interest in such Qualifying Sale

Transaction. Each Member will receive in such Qualifying Sale Transaction in respect of his, her or its Membership Interest his, her or its pro rata portion of the entire consideration to be received by all the Members in or following the Qualifying Sale Transaction. Veritas and/or such Affiliates shall notify the other Members at least 15 Business Days in advance of entering into a definitive agreement in connection with a proposed Qualifying Sale Transaction. In any such agreement, the other Members will be required to make substantially the same representations, warranties, covenants, indemnities and agreements Veritas and/or its Affiliates agree to make in connection with the proposed Qualifying Sale Transaction (provided that no such other Member shall in any event be obligated to agree to any noncompetitive or nonsolicitation covenants or to indemnify the transferee for more than its pro rata share of any losses incurred by the transferee or in an amount that exceeds the aggregate purchase price received by such Member for the Membership Interests Transferred by such Member pursuant to this Section 8.3).

8.4 Legends. If at any time Membership Interests are represented by certificates, then each such certificate shall have stamped, printed or typed thereon, in addition to any other legend required by law, the following legends:

THIS CERTIFICATE AND THE MEMBERSHIP INTEREST REPRESENTED HEREBY ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF A CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF DIV HOLDING LLC DATED AS OF APRIL 28, 2005, AMONG THE MEMBERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE MEMBERSHIP INTEREST UNDER THE ACT AND APPLICABLE STATE LAWS OR AN EXEMPTION THEREFROM.

8.5 Registration Rights. In the event that the Company, or any direct or indirect Subsidiary of the Company other than DI Corp, effects a registration of its equity securities under the Securities Act, the Company shall or, in its capacity as sole or controlling stockholder of such Subsidiary, shall cause such Subsidiary to enter into a registration rights agreement, substantially in the form of the Registration Rights Agreement, pursuant to which the Company or such Subsidiary grants the Class A Members substantially the same registration rights with respect to such equity securities as the Class A Members have been granted with respect to the Registrable Securities under the Registration Rights Agreement.

ARTICLE IX

ACCOUNTING AND RECORDS; CERTAIN TAX MATTERS

9.1 Records to be Maintained.

(a) The Company shall maintain at its principal office separate books of account for the Company which shall reflect a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. Each Member shall, at his, her or its sole expense, have the right, at any time without notice to any other Member, to examine, copy, and audit the Company’s books and records during normal business hours. Such right may be exercised through any agent or employee of a Member designated by such Member or by an independent public accountant designated by such Member.

(b) The Company shall maintain the following records at its principal office:

(i) A current list of the full name and last known address of each Member;

(ii) A copy of the Certificate of Formation and all amendments thereto;

(iii) Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the six most recent years;

(iv) Copies of this Agreement, including all amendments thereto;

(v) Any financial statements of the Company and its consolidated subsidiaries for the six most recent Fiscal Years;

(vi) A writing or other data compilation from which information can be obtained through retrieval devices in reasonably usable form setting forth the following:

(A) the amount of cash and a description and statement of the agreed value of any securities or property contributed by each Member and which each Member has agreed to contribute;

(B) any right of a Member to receive, or of the Company to make, Distributions to a Member which include a return of all or any part of Member’s Capital Contribution; and

(C) any events upon the happening of which the Company is to be dissolved and its affairs wound up.

9.2 Reports.

(a) The Company shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b) Within ninety (90) days after the end of each Fiscal Year and within sixty (60) days after the end of any fiscal quarter, the Company shall cause each Member to be furnished with a copy of a consolidated balance sheet of the Company and its subsidiaries as of the last day of the applicable period, a consolidated statement of income or loss of the Company and its subsidiaries for such period, and a consolidated statement of cash flow for the Company and its subsidiaries for such period. Annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such Fiscal Year. Annual statements shall be reviewed by the Company’s accountants.

(c) The Company shall deliver to each Class A Member copies of the annual and quarterly financial statements of DI Corp and the DI Group, as soon as reasonably practicable after the same are available to DI Corp.

9.3 Tax Returns; Information. The Company shall arrange for the preparation of all income and other tax returns of the Company and shall cause the same to be filed in a timely manner. As soon as practicable following the end of each fiscal year, the Company shall furnish to each Member a copy of each such return, together with any schedules or other information each Member may require in connection with such Member’s own tax affairs.

9.4 Tax Matters Member. Veritas is specifically authorized to act as the Tax Matters Partner under the Code and in any similar capacity under state or local law.

ARTICLE X

WITHDRAWALS; ACTION FOR PARTITION; BREACHES

10.1 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property; and, notwithstanding any provisions of applicable law to the contrary, each Member (and each of his, her or its legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to his, her or its Membership Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

10.2 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Act, but except as otherwise provided in this Agreement, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause voluntary bankruptcy of such Member, (c) withdraw or attempt to withdraw from the Company, (d) exercise any power under the Act to dissolve the Company, (e) transfer all or any portion of his, her or its Membership Interest in the Company, (f) petition for judicial dissolution of the Company, or (g) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Members.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1 Dissolution; Liquidating Events. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a) the expiration of the term provided in Section 3.3, unless the business of the Company is continued with the written consent of the Manager;

(b) the determination the Manager; and

(c) the sale of substantially all of the assets of the Company.

11.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of dissolution has been issued by the Secretary of State of the State of Delaware.

11.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company’s assets shall be distributed:

(a) to creditors, including Members who are creditors to the extent required by law, in satisfaction of Company liabilities; and

(b) to Members in accordance with Section 4.4. Such Distributions shall be in cash or property (which shall be distributed proportionately) or partly in both, as determined in good faith by the Manager.

11.4 Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State of the State of Delaware for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE XII

AMENDMENT

12.1 Amendment. Except as otherwise herein provided, this Agreement may be amended only upon the written consent of (i) Veritas, (ii) VCDI and (iii) the Members owning at least 51% of the Percentage Interests; provided, however, that except as otherwise herein provided, no amendment to this Agreement that would decrease the Percentage Interest of any Member shall be effected without the written consent of such Member; and provided, further, that Veritas without the consent of any Member may amend Schedule A and Schedule B hereto to reflect the admission or withdrawal of any Member, or the transfer by any Member of part or all of its Membership Interest, in each case made in accordance with the terms of this Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Entire Agreement. This Agreement represents the entire agreement among all the Members and between the Members and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings with respect to the subject matter hereof.

13.2 Loans by Members; Transactions with Affiliates. Subject to the following sentence, loans by Members shall be made voluntarily and only upon such terms and conditions as the Manager may determine in its reasonable discretion. The Company will not enter into any transaction with Veritas or any Affiliate of Veritas, including the purchase, sale or exchange of property or the rendering of any service, except upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arms-length transaction with a Person that is not an Affiliate.

13.3 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under any partnership or limited partnership act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

13.4 Rights Of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

13.5 No Employment or Service Contract. Nothing in this Agreement shall confer upon any Member any right to continue in the service of the DI Group (or any Affiliate thereof) for any period of time or restrict in any way the rights of the DI Group (or any Affiliate thereof) to terminate any such Member’s employment or directorship at any time for any reason whatsoever, with or without cause.

13.6 No Waiver. The failure of the Company, Veritas or any Member (or assignees of the Company, Veritas or such Member) in any instance to exercise any rights granted under this Agreement shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between or among the Company, Veritas and a Member. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

13.7 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimilied communication sent by overnight courier, charges prepaid, addressed as reflected on Schedule A or Schedule B or to such other address as such Person may from time to time specify by notice to the Members. Any such notice shall be deemed to be delivered, given, and received as of the date so delivered.

13.8 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees and assigns.

13.9 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

13.10 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.11 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.12 Incorporation by Reference. Each Schedule attached to this Agreement and referred to herein is incorporated in this Agreement by reference and made a part hereof as if fully set forth herein.

13.13 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.14 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

13.15 Governing Law. The laws of the State of Delaware (without reference to its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

13.16 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.17 Consent to Jurisdiction. Each Member hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the New York City for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the New York City, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CLASS A MEMBERS:

THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert B. McKeon
Authorized Signatory

VCDI HOLDING LLC

By:	/s/ Robert B. McKeon
Authorized Signatory

VERITAS CAPITAL INVESTMENTS IIA, LLC

By:	/s/ Robert B. McKeon
Authorized Signatory

The undersigned Member of VCDI Holding LLC hereby

consents to this Amended and Restated Limited Liability

Company Operating Agreement of DIV Holding LLC:

CARLISLE VENTURES, INC.

By:	/s/ Richard A. Strait
Richard A. Strait
Vice President

SCHEDULE A

Class A Members	Capital Contribution	Class A Percentage Interest
The Veritas Capital Fund II, L.P. 660 Madison Avenue New York, New York 10021 Attn: Robert B. McKeon	$38,241,605	38.2416%

VCDI HOLDING LLC 660 Madison Avenue New York, New York 10021 Attn: Robert B. McKeon	$14,030,000	14.0300%

Veritas Capital Investments IIA, LLC 23 Contentment Island Road Darien, Connecticut 06820 Attn: Robert B. McKeon	$47,728,395	47.7284%

TOTAL Class A	$100,000,000	100.0000%